                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                      UNION TEXAS PETROLEUM HOLDINGS, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

[UNION TEXAS PETROLEUM    UNION TEXAS PETROLEUM HOLDINGS, INC.
HOLDINGS, INC. LOGO]
                                      March 24, 1997

Dear Stockholder:

     You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Union Texas Petroleum Holdings, Inc. on Friday, May 9, 1997, at 10:00 a.m., Houston time. The meeting will be held in the first floor auditorium of the Company's offices located at 1330 Post Oak Blvd., Houston, Texas.

     The attached Notice of Annual Meeting and Proxy Statement cover the formal business of the meeting. To acquaint you better with the director nominees, the Proxy Statement contains biographical sketches of each nominee.

     During the meeting, I will report on the operations of the Company during 1996 and its plans for 1997. Directors and officers of the Company will be present to respond to questions from stockholders.

     The Board of Directors appreciates and encourages stockholder participation in the Company's affairs. There is a space on the enclosed proxy for you to indicate if you will be able to attend the meeting. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy promptly in the envelope provided. If you attend the meeting, you may, at your discretion, withdraw the proxy and vote in person.

                                            Sincerely,

                                            /s/ JOHN L. WHITMIRE

                                            JOHN L. WHITMIRE
                                            Chairman of the Board and
                                            Chief Executive Officer

                      UNION TEXAS PETROLEUM HOLDINGS, INC.
                            1330 POST OAK BOULEVARD
                              HOUSTON, TEXAS 77056

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 9, 1997

To the Stockholders of Union Texas Petroleum Holdings, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Union Texas Petroleum Holdings, Inc. (the "Company") will be held in the first floor auditorium of the Company's offices located at 1330 Post Oak Blvd., Houston, Texas, on Friday, May 9, 1997, at 10:00 a.m., Houston time, for the following purposes:

          1. To elect 11 directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified;

          2. To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1997; and

          3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on March 12, 1997, as the record date for determining stockholders entitled to notice of and to vote at the meeting and any adjournment thereof. Only stockholders of record at the close of business on such date will be entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited and urged to attend the meeting. Even if you expect to attend the meeting, you are requested to sign, date and return the accompanying proxy in the enclosed addressed envelope. If you attend, you may vote in person, if you wish, whether or not you have sent in your proxy.

                                            By Order of the Board of Directors

                                            /s/ AMY J. WATKINS

                                            AMY J. WATKINS
                                            Secretary

Houston, Texas
March 24, 1997

                      UNION TEXAS PETROLEUM HOLDINGS, INC.

                                PROXY STATEMENT

SOLICITATION OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Union Texas Petroleum Holdings, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held in the first floor auditorium of the Company's offices located at 1330 Post Oak Blvd., Houston, Texas, on Friday, May 9, 1997, 10:00 a.m., Houston time, and at any adjournment thereof pursuant to and for the purposes set forth in the accompanying Notice of Meeting. The date of the first mailing to stockholders of this Proxy Statement and the related form of proxy included herewith was on or about March 24, 1997.

     The costs of soliciting proxies will be borne by the Company, including reasonable costs incurred by custodians, nominees, fiduciaries and other agents in forwarding the proxy material to their principals. The Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies for a fee estimated at $6,000, plus reimbursement of out-of-pocket expenses. In addition to such solicitation and the solicitation made hereby, certain directors, officers and employees of the Company may solicit proxies by facsimile, telex, telephone and personal interview.

     A proxy will be voted in accordance with the stockholder's instruction, or if no instruction is indicated, it will be voted in favor of the proposals set forth in the notice attached hereto. Any stockholder may revoke his or her proxy at any time prior to its exercise by written notice or by execution of a subsequent proxy sent to Amy J. Watkins, Secretary, Union Texas Petroleum Holdings, Inc., 1330 Post Oak Blvd., Houston, Texas 77056. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person.

VOTING SECURITIES AND CERTAIN BENEFICIAL OWNERS

     At the close of business on March 12, 1997, the record date for determination of stockholders entitled to notice of and to vote at the meeting, there were issued and outstanding 84,953,958 shares of the Company's common stock, par value $.05 per share ("Common Stock"), excluding Common Stock held by the Company, each share being entitled to one vote upon each of the matters to be voted upon at the meeting. There are no other voting securities outstanding.

     The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at this meeting. In the absence of a quorum (42,476,980 shares) at the meeting, the meeting may be adjourned from time to time without notice, other than announcement at the meeting, until a quorum shall be formed. A plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote is required for the election of directors, meaning that the 11 nominees with the largest number of affirmative votes will be elected as directors. Any other matter that may come before the meeting shall be adopted if the votes cast for such matter exceed the votes cast against. Under Delaware law and under the Company's Restated Certificate of Incorporation, each share of Common Stock entitles a stockholder to one vote.

     In certain circumstances, a stockholder will be considered to be present at the meeting for quorum purposes but will not be deemed to have cast a vote on a matter. Such circumstances exist when a stockholder is present but abstains from voting on a matter or when shares are represented at the meeting by a proxy conferring authority to vote only on certain matters, as in the case of broker non-votes. In conformity with the Company's Bylaws, shares abstaining from voting or not voted on certain matters coming before the meeting, including broker non-votes, will not be treated as votes cast with respect to those matters, and therefore will not affect the outcome of any such matter.

     The table below sets forth certain information as of March 12, 1997, regarding the beneficial ownership of the Common Stock, excluding Common Stock held by the Company, by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director of the Company, (iii) the five executive officers of the Company named in the Summary Compensation Table and (iv) all executive officers and directors of the Company as a group:

                                                               AMOUNT AND      PERCENTAGE OF
                                                               NATURE OF         SHARES OF
                                                               BENEFICIAL      COMMON STOCK
                            NAME                              OWNERSHIP(1)      OUTSTANDING
                            ----                              ------------     -------------
Petroleum Associates, L.P.(2)...............................    21,833,334          25.7%
KKR Partners II, L.P.(2)....................................
     9 West 57th Street
     New York, New York 10019
GSB Investment Management, Inc.(3)..........................     4,335,285           5.1%
     301 Commerce Street
     Fort Worth, Texas 76102
Glenn A. Cox, Director(4)(5)................................        19,000         *
Edward A. Gilhuly, Director(2)..............................             0            --
James H. Greene, Jr., Director(2)...........................             0            --
Henry R. Kravis, Director(2)................................             0            --
Michael W. Michelson, Director(2)...........................             0            --
Stanley P. Porter, Director(5)..............................        15,000         *
George R. Roberts, Director(2)..............................             0            --
Richard R. Shinn, Director(5)...............................        19,000         *
Sellers Stough, Director(5).................................        15,000         *
James D. Woods, Director(5).................................         8,000         *
John L. Whitmire(5)(6)(7)...................................        95,221         *
  Chairman of the Board and Chief Executive Officer
William M. Krips, Senior Vice President(5)(6)...............       175,440         *
Arthur W. Peabody, Jr., Senior Vice President(5)(6).........       249,776         *
Newton W. Wilson, III, Regional Vice President(5)(6)........       133,703         *
Larry D. Kalmbach(5)(6).....................................        61,127         *
  Vice President and Chief Financial Officer
All executive officers and directors as a group, including
  the above (group equals 22 persons)(5)(6)(8)..............     1,079,090           1.3%

---------------

 *  Less than 1%.

(1) Beneficial ownership of Common Stock, except as noted.

(2) KKR Associates is the sole general partner of each of Petroleum Associates, L.P. ("Petroleum Associates") and KKR Partners II, L.P. (collectively, the "KKR Partnerships") and possesses sole voting and investment power with respect to the 21,833,334 shares owned by such stockholders. KKR Associates is a limited partnership of which Henry R. Kravis, George R. Roberts, Michael W. Michelson, James H. Greene, Jr., Edward A. Gilhuly (all directors of the Company), Robert I. MacDonnell, Paul E. Raether, Michael T. Tokarz, Perry Golkin, Clifton S. Robbins and Scott Stuart are the general partners and Messrs. Kravis and Roberts are also the members of the Executive Committee of KKR Associates. None of the aforementioned individuals beneficially owns any other shares of Common Stock. Mr. Saul A. Fox, a former director of the Company who resigned in January 1997, was a general partner through September 1996 and currently is a limited partner of KKR Associates.

    Petroleum Associates made its investment in the Company in 1985. The limited partnership agreement pursuant to which Petroleum Associates was organized will, by its terms, expire on December 31, 1997 unless amended by all of the limited partners to extend the term beyond such date. If such partnership
                                         (Footnotes continued on following page)
    agreement expires, the limited partnership will dissolve. There can be no assurance that KKR Associates, the general partner of Petroleum Associates, will seek such amendments, or, if sought, that such amendments will be approved by the limited partners. In the event of the dissolution and winding up of Petroleum Associates, KKR Associates will have sole discretion regarding the timing (which may be one or more years after the expiration of the partnership agreement) and manner of the disposition of any Common Stock of the Company held by such partnership, including public or private sales of such Common Stock, the distribution of such Common
    Stock to the limited partners of Petroleum Associates, as the case may be, or a combination of the foregoing. If shares of the Company's Common Stock are distributed to the limited partners of Petroleum Associates, each limited partner will thereafter have sole discretion with respect to its Common Stock. The Company has agreed that, upon request of the KKR Partnerships, the Company will register under the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws the sale of the Company's Common Stock owned by the KKR Partnerships as to which registration has been requested. The Company's obligation is subject to certain limitations relating to a minimum amount required for registration, the timing of a registration and other similar matters. The Company is obligated to pay any registration expenses incidental to such registration, excluding underwriters' commissions and discounts.

    The KKR Partnerships currently own approximately 25.7% of the issued and outstanding shares of Common Stock of the Company, excluding shares held by the Company. As a result, the KKR Partnerships and their general partners may be able to exercise substantial influence over the Company, through their representation on the Board and by reason of their significant voting power with respect to the election of directors and actions submitted to a vote of stockholders. See also "Compensation Committee Interlocks and Insider Participation."

(3) GSB Investment Management, Inc. is a registered investment advisor that pursuant to a Schedule 13G dated January 31, 1997 reported such shares.

(4) Voting and investment power are shared with Veronica Cox with respect to 5,000 shares, all of which are held in the Glenn A. Cox Trust, UTA.

(5) Includes the following shares issuable upon the exercise of outstanding or issuable stock options that are exercisable within 60 days after March 12, 1997: (i) 14,000 for each of Messrs. Cox, Porter, Shinn and Stough; (ii) 8,000 for Mr. Woods; (iii) 56,250 for Mr. Whitmire; 161,299 for Mr. Krips; 173,369 for Mr. Peabody; 123,588 for Mr. Wilson; 47,851 for Mr. Kalmbach; and (iv) 825,676 for all executive officers and directors as a group.

(6) Shares held by executive officers in the Company's Savings Plan for Salaried Employees are included in the table.

(7) Voting and investment power are shared with Virginia Whitmire with respect to 9,700 shares, all of which are held in the Virginia Kempton Whitmire Revocable Trust dated September 7, 1995.

(8) As of March 12, 1997, the executive officers of the Company include the five executive officers named in the Summary Compensation Table and the other officers listed as Executive Officers. See "Executive Officers."

                             ELECTION OF DIRECTORS

    PROPOSAL 1: THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO VOTE FOR THE NOMINEES FOR THE BOARD OF DIRECTORS DESCRIBED BELOW. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. NOMINEES FOR DIRECTOR WILL BE ELECTED BY A PLURALITY OF VOTES.

    The Board recommends election of the nominees listed below as directors to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. All of the nominees, except Mr. Woods, were previously elected by the stockholders. Mr. Woods is standing for election by the stockholders for the first time. If, at the time of the 1997 Annual Meeting of Stockholders, any of such nominees should be unable to serve or for good cause will not serve, discretionary authority provided in the proxy will be used to vote for a substitute or substitutes designated by the Board. The Board has no reason to believe that any substitute nominees will be required.

     The nominees, and certain information with respect to each of them, are as follows:

     Glenn A. Cox -- Age 67, Director since January 1993. Mr. Cox is a retired President and Chief Operating Officer of Phillips Petroleum Company ("Phillips"), a position he held from 1985 until December 1991. Phillips is a corporation involved in petroleum exploration, production and refining and also in the manufacturing and distribution of a variety of chemicals. Mr. Cox is also a director of BOK Financial Corp., Bank of Oklahoma, The Williams Companies and Helmerich & Payne, Inc. Member of the Audit Committee and the Section 16 Committee.

     Edward A. Gilhuly -- Age 37, Director since December 1992. Mr. Gilhuly was an associate of KKR from 1986 until 1995, when he became a partner. He is also a director of Owens-Illinois, Inc., Red Lion Properties, Inc., Layne Christensen Company, Doubletree Corporation and Owens-Illinois Group, Inc. Member of the Organization and Compensation Committee.

     James H. Greene, Jr. -- Age 46, Director since December 1992. Mr. Greene was an associate of KKR from 1986 until 1993, when he became a partner. He is also a director of Owens-Illinois, Inc., Bruno's, Inc., Safeway Inc., Owens-Illinois Group, Inc. and The Vons Companies Inc.

     Henry R. Kravis -- Age 53, Director since July 1985. Mr. Kravis has been a partner in KKR since its organization in 1976. He is also a director of Owens-Illinois, Inc., Owens-Illinois Group, Inc., Safeway Inc., Borden, Inc., Bruno's, Inc., Gillette Company, IDEX Corporation, K-III Communications Corp., Flagstar Companies, Inc., Flagstar Corporation and World Color Press, Inc. Mr. Kravis is a first cousin of Mr. Roberts.

     Michael W. Michelson -- Age 45, Director since July 1985. Mr. Michelson has been a partner of KKR since January 1987, and prior to that he had been an associate of KKR. Mr. Michelson is also a director of Owens-Illinois, Inc., Owens-Illinois Group, Inc., AutoZone, Inc., Red Lion Properties, Inc. and Doubletree Corporation. Member of the Organization and Compensation Committee.

     Stanley P. Porter -- Age 78, Director since July 1985. Mr. Porter is a retired Vice Chairman of Arthur Young & Company. Mr. Porter was a director of AlliedSignal Inc. (collectively with its predecessor, Allied Corporation, "Allied") from 1980 until April 1989. Allied is an advanced technology company. Mr. Porter is a former director of Fiber Industries, Inc. and Engraph, Inc. Member of the Audit Committee.

     George R. Roberts -- Age 53, Director since July 1985. Mr. Roberts has been a partner in KKR since its organization in 1976. He is also a director of Owens-Illinois, Inc., Bruno's, Inc., IDEX Corporation, Owens-Illinois Group, Inc., Safeway Inc., AutoZone, Inc., K-III Communications Corp., Flagstar Companies, Inc., Flagstar Corporation, World Color Press, Inc. and Borden Inc. Mr. Roberts is a first cousin of Mr. Kravis.

     Richard R. Shinn -- Age 79, Director since May 1988. Mr. Shinn was Executive Vice Chairman of the New York Stock Exchange from May 1985 through December 1990. Mr. Shinn retired as Chairman and Chief Executive Officer of Metropolitan Life Insurance Company in 1983. Mr. Shinn was a director of Allied from 1973 until April 1988. Mr. Shinn is also a director of Grey Advertising Inc. Member of the Audit Committee, the Organization and Compensation Committee and the Section 16 Committee.

     Sellers Stough -- Age 74, Director since March 1988. Mr. Stough is a retired Vice President, Finance of Chevron Corporation. Mr. Stough also served on the Executive Committee of Chevron Corporation from August 1986 until his retirement in December 1987. Mr. Stough was a consultant to the law firm of Pillsbury Madison & Sutro from February 1988 until June 1991. Mr. Stough served as Executive Director of the firm from November 1989 through December 1990. Mr. Stough was a director of Amax, Inc. from 1982 until 1987. Member of the Audit Committee.

     John L. Whitmire -- Age 56, Chairman of the Board and Chief Executive Officer since January 1996. Mr. Whitmire has responsibility for the overall management of the Company. Mr. Whitmire served as Executive Vice
President-Exploration and Production and as a director of Phillips from January 1994 to

January 1996 when he retired. Prior thereto, Mr. Whitmire served in a number of executive capacities throughout his career of more than 30 years with Phillips.

     James D. Woods -- Age 65, Director since February 1997. Mr. Woods is a retired Chairman and Chief Executive Officer of Baker Hughes Incorporated ("Baker"), a position he held from 1989 until January 1997. Baker is a corporation involved in the oil field service industry. Prior thereto, Mr. Woods served in a number of executive capacities throughout his career of more than 40 years with Baker. Mr. Woods is also a director of The Kroger Company, Varco International, Inc. and Wynn's International, Inc.

     The Board has standing audit, organization and compensation and executive compensation committees that are composed of directors of the Company. The functions of the Audit Committee include reviewing external financial reporting, both annual and quarterly reports, and other financial portions of external reporting of the Company, recommending engagement of the Company's independent accountants, reviewing and approving the terms of engagement of the independent accountants, reviewing the independence of such accountants, reviewing with the independent accountants the plan, scope and results of the auditing engagement, and reviewing the scope and results of the Company's procedures for internal auditing and the adequacy of the Company's internal accounting controls.

     The functions of the Organization and Compensation Committee (the "Compensation Committee") include establishing compensation for executive officers, monitoring compensation arrangements of certain management employees for consistency with corporate objectives and to enhance shareholder value, recommending remuneration arrangements for senior management, serving as the Stock Option Committee under the Company's 1985, 1987 and 1992 Stock Option Plans and the Company's 1994 Incentive Plan, administering the Incentive Compensation Plan (as defined herein), and making recommendations with respect to employee benefit plans.

     The functions of the Section 16 Committee, established on October 24, 1996 to comply with recent amendments to the rules promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as well as
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), include approving grants of options, stock, stock appreciation rights and other types of awards to officers of the Company that are subject to or intended for compliance with the Exchange Act or the Code ("Section 16 Officers").

     In addition, although the Board does not have a standing nominating committee, the Compensation Committee considers and makes recommendations to the Board regarding persons to be nominated for election as directors by the Board to fill vacancies that arise between annual meetings of stockholders. Stockholders wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with the Company's Bylaws by providing timely written notice to the Secretary of the Company at 1330 Post Oak Blvd., Houston, Texas 77056, providing such nominee's name, appropriate biographical information and any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. A notice must be delivered to the Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Such notice to the Secretary must set forth the name and address of the stockholder that is giving the notice and the beneficial owner, if any, on whose behalf the nomination is made and the number of shares that are owned beneficially by such stockholder and, if any, such beneficial owner.

     During the year ended December 31, 1996, the Board held a total of five meetings, the Audit Committee held three meetings and the Compensation Committee held five meetings. The new Section 16 Committee held no meetings and acted by written consent in lieu of meeting once in 1996. Messrs. Greene, Kravis and Roberts attended less than 75% of the Board meetings.

DIRECTOR COMPENSATION

     All directors who are not officers of the Company receive $40,000 per annum for serving on the Board. In addition, all directors are reimbursed for out-of-pocket costs of attending Board and committee meetings. Messrs. Gilhuly, Greene, Kravis, Michelson and Roberts are directors affiliated with KKR. See "Compensation Committee Interlocks and Insider Participation."

     Under the shareholder-approved 1994 Incentive Plan, each person who becomes a director who is not then an employee of the Company or any subsidiary or is not affiliated with KKR (a "Non-employee Director") for the first time is granted an option to purchase 5,000 shares of Common Stock effective as of the date the individual becomes a Non-employee Director. Each incumbent Non-employee Director also receives an option to purchase 3,000 shares of Common Stock effective as of the date of each annual meeting of stockholders. During 1996, each Non-employee Director, other than Mr. Woods, who was not then a director, received an annual grant of an option to purchase 3,000 shares of Common Stock at $18.3125 per share under the 1994 Incentive Plan. Effective February 20, 1997, Mr. Woods received an option to purchase 5,000 shares of Common Stock at $18.4375 per share under the 1994 Incentive Plan. Each such option is fully vested and exercisable and has a term of ten years, but must be exercised within six months of termination of service on the Board for any reason other than death or disability or retirement after at least five years of continuous Board service, in which event such option must be exercised within two years of death or disability and within three years of retirement. The price per share to be paid by the holder of such an option is equal to the fair market value per share of Common Stock on the date the option is granted. No transfer, sale or other disposition of Common Stock acquired upon option exercise is permitted until the Non-employee Director terminates service as a Non-employee Director of the Company, unless a prior extraordinary corporate transaction occurs.

                    RATIFICATION OF SELECTION OF ACCOUNTANTS

     PROPOSAL 2: THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND URGES YOU TO VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP ("PRICE WATERHOUSE") AS THE COMPANY'S INDEPENDENT ACCOUNTANTS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS. PROXIES WILL BE SO VOTED UNLESS THE STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. PROPOSAL 2 WILL BE ADOPTED IF THE VOTES CAST IN FAVOR EXCEED THE VOTES CAST OPPOSING THIS PROPOSAL.

     The Board and the Audit Committee recommend ratification of the appointment of Price Waterhouse. Price Waterhouse has audited the financial statements of the Company since the Company's formation in 1982. Price Waterhouse will have a representative at the meeting who will have the opportunity to make a statement, if the representative desires to do so, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     It is not anticipated that there will be presented to the meeting any business other than election of directors and the ratification of the appointment of independent accountants. If any other matters requiring the vote of the stockholders arise, including the question of adjourning the meeting and other matters not known reasonably in advance by the Company, the persons appointed as proxies in the accompanying proxy will vote on such matters according to their best judgment.

     Regardless of the number of shares owned by you, it is important that they be represented at the meeting, and you are respectfully requested to sign, date and return the accompanying proxy at your earliest convenience.

                               EXECUTIVE OFFICERS

     Set forth below are the current executive officers of the Company elected by the Board of Directors.

     John L. Whitmire -- Age 56, Chairman of the Board and Chief Executive Officer since January 1996. Information about Mr. Whitmire is included on pages 3 through 5 with the information on nominees for the Board.

     William M. Krips -- Age 57, Senior Vice President since May 1994, after having served as Senior Vice President -- Exploration and Production, Senior Vice President and General Manager -- U.S. Exploration and Production, Senior Vice President and General Manager -- Hydrocarbon Products Group and Vice President and General Manager -- International Operations. Mr. Krips has responsibility for the Regional Business Units and Technical Services. Mr. Krips joined Allied in 1964, and served in a number of management positions in planning, finance, marketing and operations. Mr. Krips is also a member of the Management Board of Unimar Company, a partnership that is half owned by the Company, and a director of ENSTAR Corporation ("ENSTAR") and of VICO 7.5, Inc., ENSTAR Indonesia, Inc., Virginia International Company and Virginia Indonesia Company, which entities are subsidiaries of ENSTAR.

     Arthur W. Peabody, Jr. -- Age 53, Senior Vice President since May 1994, after having served as Senior Vice President -- Exploration and Production, Senior Vice President and General Manager -- Hydrocarbon Products Group, Vice President -- Planning and Administration and Vice President -- Acquisitions and Planning. Mr. Peabody has responsibility for Exploration, Acquisitions, Enhanced Production Ventures and Portfolio Management. Mr. Peabody is also a member of the Unimar Company Management Board, and a director of ENSTAR, ENSTAR Indonesia, Inc., VICO 7.5, Inc. and Virginia International Company, which entities are subsidiaries of ENSTAR. Mr. Peabody joined Allied in 1981 and, prior to assuming his current position, held various positions in management and in planning and development with Allied and thereafter with the Company.

     Larry D. Kalmbach -- Age 45, Vice President and Chief Financial Officer since February 1995, after having served as Vice President -- Finance and Vice President and Controller of the Company. Mr. Kalmbach has responsibility for Accounting, Tax, Treasury, Audit, Management Information Systems, Risk Management, Corporate Planning, Purchasing, Administration and Investor Relations. He joined the Company in 1974 and has held various financial management positions with the Company. He is also a member of the Unimar Company Management Board, and a director of ENSTAR and of VICO 7.5, Inc., Virginia International Company and Virginia Indonesia Company, which entities are subsidiaries of ENSTAR.

     Alan R. Crain, Jr. -- Age 45, Vice President and General Counsel since May 1996, after having served as Assistant General Counsel from September 1988 until he assumed his current position. Mr. Crain has responsibility for Law, Commercial Negotiations and Security. Mr. Crain joined the Company in March 1988.

     Richard A. Cunningham -- Age 45, Regional Vice President since May 1996, after having served as General Manager Worldwide Business Development from September 1991 until he assumed his current position. Mr. Cunningham has responsibility for the Asia Pacific regional business unit. Mr. Cunningham joined the Company in 1981 and, prior to assuming his current position, held various positions in negotiations and business development as well as serving as President VICO Indonesia.

     James E. Knight -- Age 51, Regional Vice President since May 1996, after having served as Vice President, Technical Services from December 1991 until he assumed his current position. Mr. Knight has responsibility for the Europe, Middle East, Africa and Central Asia regional business unit. Mr. Knight joined the Company in 1980 and, prior to assuming his current position, held various positions in management in gas processing, engineering and international operations.

     Michael N. Markowitz -- Age 49, Vice President and Treasurer since July 1985, after having served as Treasurer from August 1983 until he assumed his current position. Mr. Markowitz has responsibility for Treasury and Tax. Mr. Markowitz joined the Company in 1972 and, prior to assuming his current position, held various positions of increasing responsibility in tax and treasury.

     Donald M. McMullan -- Age 47, Vice President and Controller since June 1993, after having served as Assistant Treasurer and Director Finance from July 1988 until he assumed his current position. Mr. McMullan has responsibility for Accounting and Corporate Planning. Mr. McMullan joined the Company in 1980 and, prior to assuming his current position, held various management positions in finance, treasury and acquisitions.

     Roger W. Pierce -- Age 47, Vice President Exploration since May 1996, after having served as General Manager Exploration Operations from December 1994 until he assumed his current position. Mr. Pierce has responsibility for worldwide Exploration. Mr. Pierce joined the Company in 1976 and, prior to assuming his current position, held various positions in domestic and international exploration operations.

     Newton W. Wilson, III -- Age 46, Regional Vice President since May 1996, after having served as General Counsel, Vice President -- Administration and Secretary from January 1993 until he assumed his current position. Mr. Wilson has responsibility for the Americas regional business unit. Mr. Wilson joined the Company in October 1985 as Vice President, General Counsel and Secretary.

     John M. Zimmerman -- Age 49, Vice President -- Investor Relations since May 1996, and Vice President -- Planning and Investor Relations from April 1990 until he assumed his current position. Mr. Zimmerman joined the Company in April 1983.

     Certain of the executive officers also serve as directors of certain of the Company's subsidiaries and affiliates in addition to those named above. The Company's Bylaws provide that each officer shall hold office until the officer's successor is elected or appointed or until the officer's death, resignation or removal by the Board.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth information regarding aggregate cash compensation, stock option awards and other compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers for services rendered in all capacities to the Company and its subsidiaries in the years 1994 to 1996.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                            ------------
                                                                             NUMBER OF
                                             ANNUAL COMPENSATION             SECURITIES
                                    -------------------------------------    UNDERLYING
         NAME AND                                          OTHER ANNUAL     OPTIONS/SARS      ALL OTHER
    PRINCIPAL POSITION       YEAR    SALARY    BONUS(1)   COMPENSATION(2)    GRANTED(3)    COMPENSATION(4)
    ------------------       ----   --------   --------   ---------------   ------------   ---------------
John L. Whitmire...........  1996   $586,957   $565,500      $577,873(5)      345,000          $28,000
  Chairman of the Board and
  Chief Executive Officer
William M. Krips...........  1996   $314,667   $205,300            --          39,100          $25,173
  Senior Vice President      1995   $305,000   $193,000            --          39,100          $24,400
                             1994   $290,000   $160,000            --          39,100          $23,200
Arthur W. Peabody, Jr......  1996   $310,000   $205,300            --          39,100          $24,800
  Senior Vice President      1995   $296,250   $193,000            --          39,100          $23,700
                             1994   $281,250   $160,000            --          39,100          $22,500
Newton W. Wilson, III......  1996   $294,667   $170,000            --          39,600          $23,574
  Regional Vice President    1995   $285,000   $170,000            --          31,600          $22,800
                             1994   $270,000   $135,000            --          31,600          $21,600
Larry D. Kalmbach..........  1996   $267,000   $154,900            --          31,600          $21,360
  Vice President and         1995   $255,833   $150,000            --          31,600          $20,467
  Chief Financial Officer    1994   $205,000   $105,000            --          20,700          $16,400

---------------

(1) Includes compensation under the Company's Incentive Compensation Plan for Executive Officers and Key Salaried Employees (the "Incentive Compensation Plan"), which program is under the 1994 Incentive Plan and provides cash awards for executive officers and key salaried employees of the Company. For a description of the Incentive Compensation Plan, see "Report of the Organization and Compensation Committee and the Section 16 Committee of the Board of Directors on Executive Compensation." Awards are paid currently in a lump sum or deferred for a period determined by the Compensation Committee. No incentive compensation accrued in 1996, 1995 or 1994 was deferred by any of the executive officers to later years.

(2) During each of the three years ended December 31, 1994, 1995 and 1996, perquisites for each individual named in the Summary Compensation Table, other than Mr. Whitmire, aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table, or $50,000, if lower. Accordingly, no such amounts are included in the Summary Compensation Table.

(3) Each option granted included an equal number of stock appreciation rights ("SARs").

(4) Information in this column includes amounts contributed by the Company under the Company's Savings Plan for Salaried Employees (the "Savings Plan") and Supplemental Non-Qualified Savings Plan for Executive Employees (the "Supplemental Savings Plan"). The Company's matching contributions to the Savings Plan for 1996 were in the respective amounts of: $9,500.00 for Mr. Whitmire, $9,500.00 for Mr. Krips, $9,500.00 for Mr. Peabody, $8,534.32 for Mr. Wilson, and $9,500.00 for Mr. Kalmbach. The Company's matching contributions to the Supplemental Savings Plan for 1996 were in the respective

                                         (Footnotes continued on following page)
    amounts of: $18,500 for Mr. Whitmire, $15,673.37 for Mr. Krips, $15,300.05 for Mr. Peabody, $15,040.01 for Mr. Wilson, and $11,859.97 for Mr. Kalmbach.

(5) Includes certain amounts in connection with Mr. Whitmire's employment in January 1996, including the purchase of Mr. Whitmire's home in Bartlesville, Oklahoma at its appraised value of $388,000 and special payment of $170,000 related to relocation to Houston, Texas by the Company. See "Report of the Organization and Compensation Committee and the Section 16 Committee of the Board of Directors on Executive Compensation -- Chief Executive Officer Compensation."

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The following table sets forth information concerning the grant of stock options and tandem SARs under the Company's 1994 Incentive Plan to the executive officers named in the Summary Compensation Table:

                           OPTION/SAR GRANTS IN 1996

                                                         INDIVIDUAL GRANTS
                               ---------------------------------------------------------------------
                                              PERCENT GRANT
                                                REPRESENTS
                                NUMBER OF        OF TOTAL
                                SECURITIES     OPTIONS/SARS
                                UNDERLYING    GRANTED TO ALL                            GRANT DATE
                               OPTIONS/SARS    EMPLOYEES IN    EXERCISE   EXPIRATION      PRESENT
                                GRANTED(1)         1996        PRICE(2)      DATE        VALUE(3)
                               ------------   --------------   --------   ----------   -------------
John L. Whitmire.............    225,000           18.0%       $19.3125   01/09/2006   $1,972,771.88
                                 120,000            9.6%       $21.4375   10/23/2006   $1,203,930.00
William M. Krips.............     39,100            3.1%       $21.4375   10/23/2006   $  392,280.53
Arthur W. Peabody, Jr........     39,100            3.1%       $21.4375   10/23/2006   $  392,280.53
Newton W. Wilson, III........     31,600            2.5%       $21.4375   10/23/2006   $  317,034.90
Larry D. Kalmbach............     31,600            2.5%       $21.4375   10/23/2006   $  317,034.90

---------------

(1) A total of 1,252,300 options were granted in 1996. A total of 225,000 options were granted to Mr. Whitmire on January 9, 1996 and a total of 1,027,300 were granted to all U.S.-based employees on October 24, 1996, with 397,600 options (89,622 of which were Incentive Stock Options ("ISOs")) being granted to the executive officers, including Mr. Whitmire, and 629,700 options being granted to 469 other employees. See "Report of the Organization and Compensation Committee and the Section 16 Committee of the Board of Directors on Executive Compensation." The options become exercisable for 25% of the shares after the expiration of one year from the date of grant, 50% after the expiration of two years, 75% after the expiration of three years and in full after the expiration of four years. Options are granted for a term of ten years, subject to termination between 90 days to three years following termination of employment. Each option vests in full upon death, disability, normal retirement, voluntary resignation for the purpose of accepting employment with Virginia Indonesia Company, involuntary termination of an executive officer, or a change in control (generally defined as liquidation or dissolution of the Company or acquisition of 50% or more of the Company's voting stock or 75% or more of the Company's assets, other than such a transaction with the KKR Partnerships, but not a merger or consolidation unless the Board determines by a majority vote that such transaction is a change in control). Upon the occurrence of a change-in-control event, including specified sales of Common Stock by the KKR Partnerships, the options held by executive officers are automatically exchanged for cash equal to the difference in the value of the Common Stock and the option exercise price. In addition, each option to executive officers is accompanied by an equivalent number of SARs. The SARs allow the optionee, subject to certain restrictions, to surrender his option in return for a payment in cash or shares of Common Stock or a combination thereof equal in value to the excess of the fair market value of the shares of Common Stock represented by the option over the option price thereof. The SARs are subject to the same vesting, expiration and termination provisions as the related option.

                                         (Footnotes continued on following page)

(2) The options other than ISOs contain an "early payment provision" whereby the Board, the Compensation Committee or the Section 16 Committee may authorize the Company to make a cash payment, equal to the difference in the market value of a share of Common Stock on the date of payment and the exercise price, to the holder of the option and adjust the exercise price of the option to the then market price of the Common Stock.

(3) To calculate the present value of option/SAR grants in 1996, the Company has used the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions that include (i) a stock price volatility of 25.32%, calculated using monthly stock prices for the three years prior to the grant date, (ii) an interest rate of 6.59% on the January grant and 6.73% on the October grants, (iii) a dividend yield of 1.03% and (iv) an option exercise term of ten years. This value has been adjusted to reflect any risk of forfeiture prior to vesting. The Securities and Exchange Commission (the "SEC") requires disclosure of the potential realizable value or present value of each grant. The Company's use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation, which is based on certain assumptions, including the assumption that the option will be held for the full ten-year term prior to exercise. Studies conducted by the Company's independent consultants indicate that options are usually exercised before the end of the full ten-year term.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the executive officers named in the Summary Compensation Table concerning the exercise of options and SARs during 1996 and unexercised options and SARs held as of the end of 1996, which include grants made under the Company's 1985 and 1992 Stock Option Plans and the 1994 Incentive Plan.

                    AGGREGATED OPTION/SAR EXERCISES IN 1996
                   AND OPTION/SAR VALUES AT DECEMBER 31, 1996

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                          NUMBER OF                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                          SECURITIES                        OPTIONS/SARS HELD AT          OPTIONS/SARS HELD AT
                          UNDERLYING                        1996 FISCAL YEAR-END         1996 FISCAL YEAR-END(2)
                         OPTIONS/SARS       VALUE        ---------------------------   ---------------------------
         NAME             EXERCISED     REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            ------------   --------------   -----------   -------------   -----------   -------------
John L. Whitmire.......          0        $        0             0        345,000      $        0      $823,125
William M. Krips.......          0        $        0       161,299        108,375      $  925,228      $288,788
Arthur W. Peabody,
  Jr...................          0        $        0       173,369        108,375      $1,077,644      $288,788
Newton W. Wilson,
  III..................      9,665        $68,259.06       123,588         87,600      $  733,292      $233,425
Larry D. Kalmbach......          0        $        0        47,851         75,450      $  206,537      $195,428

---------------

(1) Market value of the Company's Common Stock at the time of exercise, minus the exercise price, multiplied by the number of shares underlying the options or SARs exercised.

(2) Value calculated by subtracting the exercise price from the market value of the Company's Common Stock on December 31, 1996, which was $22.4375 based on the average of the high and low sales price on December 31, 1996 on the New York Stock Exchange, multiplied by the number of shares underlying the unexercised options or SARs.

PENSION BENEFITS

     Certain employees of the Company, including each of its executive officers, are participants in the Company's Salaried Employees' Pension Plan (the "Pension Plan"). The table below illustrates the annual straight-life annuity benefits payable to an employee under the Pension Plan as if the employee were age 65 in 1996.

                         ESTIMATED ANNUAL PENSION BENEFIT FOR YEARS OF CREDITED SERVICE INDICATED
                       ----------------------------------------------------------------------------
       AVERAGE           5        10        15        20        25        30        35        40
     ANNUAL PAY        YEARS     YEARS     YEARS     YEARS     YEARS     YEARS     YEARS     YEARS
     ----------        ------   -------   -------   -------   -------   -------   -------   -------
$  300,000...........  24,600    49,200    73,800    98,400   123,000   147,600   172,200   196,800
   400,000...........  32,800    65,600    98,400   131,200   164,000   196,800   229,600   262,400
   500,000...........  41,000    82,000   123,000   164,000   205,000   246,000   287,000   328,000
   600,000...........  49,200    98,400   147,600   196,800   246,000   295,200   344,400   393,600
   700,000...........  57,400   114,800   172,200   229,600   287,000   344,400   401,800   459,200
   800,000...........  65,600   131,200   196,800   262,400   328,000   393,600   459,200   524,800
   900,000...........  73,800   147,600   221,400   295,200   369,000   442,800   516,600   590,400
 1,000,000...........  82,000   164,000   246,000   328,000   410,000   492,000   574,000   656,000
 1,100,000...........  90,200   180,400   270,600   360,800   451,000   541,200   631,400   721,600
 1,200,000...........  98,400   196,800   295,200   393,600   492,000   590,400   688,800   787,200

     The Pension Plan is a noncontributory, tax-qualified plan and provides that the normal retirement age is 65. The benefits listed in the table above are not subject to any reduction for Social Security benefits or, with respect to the executive officers named in the Summary Compensation Table, for other offset amounts. The amount of pension payable at normal or later retirement under the Pension Plan is based on an employee's years of credited service and the employee's average pay (including salary, Incentive Compensation Plan payments that are not deferred, elective deferrals made under the Company's Savings Plan or Section 125 cafeteria plans, and severance pay (excluding officers), but excluding amounts deferred under a deferred compensation plan, income from an exercise of a stock option or SAR and certain other fringe benefits as specified in the Pension Plan) during the most highly paid five consecutive years of the employee's last ten years of employment. An employee who was employed by the Company on April 29, 1990, may elect to receive a lump sum payment at retirement in lieu of a pension.

     The Code places certain maximum limitations on the amount of benefits that may be payable under tax-qualified plans, such as the Pension Plan. Any excess over such maximum limitation calculated in accordance with the provisions of the Pension Plan will be paid separately by the Company through one or more unfunded excess benefit plans. Such excess benefit plans also provide benefits to certain employees in excess of those provided under the Pension Plan, based upon deferred compensation, severance pay and certain additional service that is not taken into account under the Pension Plan and to the extent the formula in effect for the Pension Plan prior to 1989 would produce a larger benefit than the current formula. Such additional benefits are calculated and included in the table above, with the exception of benefits related to the formula in effect prior to 1989 and a special supplemental benefit to Mr. Whitmire. In 1988, the Company adopted a trust pursuant to which the Company may, at its discretion, including in the event of a change of control, contribute amounts to the trust to provide for all or part of the benefits the Company is obligated to pay pursuant to the excess benefit plans. Any assets placed in the trust will remain subject to the general unsecured creditors of the Company.

     At December 31, 1996, the following individuals had the number of years of credited service indicated: Mr. Whitmire, 0; Mr. Krips, 32; Mr. Peabody, 15; Mr. Wilson, 11; and Mr. Kalmbach, 22. Mr. Whitmire also is entitled to receive a special supplemental benefit to ensure that he receives compensation for any loss of total pension benefit as a result of his early retirement from his former employer. See "Report of the Organization and Compensation Committee and the Section 16 Committee of the Board of Directors on Executive
Compensation -- Chief Executive Officer Compensation."

EXECUTIVE SEVERANCE PLAN

     The Company's Executive Severance Plan provides for certain salary and other severance benefits to certain of the Company's employees, including each of the Company's executive officers, if the employee's employment with the Company is terminated under certain circumstances following a change of control (as defined therein) of the Company. For purposes of the Executive Severance Plan, the acquisition by affiliates of KKR of approximately 50% of the Common Stock from Allied (the "1985 Stock Acquisition") constituted a change of control of the Company. The period following such change of control through the later of March 31, 1999, or 24 months after a change of control is referred to as the "Protected Period." Since benefits are payable if employment with the Company is terminated during the Protected Period, benefits could be required to be paid in the future to employees who are covered by the Executive Severance Plan. The Executive Severance Plan does not restrict the termination of a participant's employment, and no benefits are payable if the participant voluntarily terminates his employment, accepts employment with the purchaser of assets from the Company, or receives a comparable offer of employment (as defined in the plan) by the purchaser of assets from the Company. Certain offers of continued employment either at lower compensation or that require a participant to change his work site are deemed involuntary terminations of employment. If a change of control occurs, certain reductions in benefits and changes in an employee's responsibilities are also deemed involuntary terminations of employment.

     A participant in the Executive Severance Plan who is involuntarily terminated other than for gross cause during the Protected Period is entitled to receive his base salary together with incentive compensation payments for a period of not less than 24, nor greater than 36 months, as specified in the Executive Severance Plan as to such participant. Payments under the Executive Severance Plan will not continue, however, past the month in which the participant attains age 65. Also, an employee who is so terminated is entitled to have 12 months of service and compensation payments credited toward calculation of benefits payable under the excess benefit plans. Under the Executive Severance Plan, Messrs. Whitmire, Krips and Peabody are entitled to 36 months of benefits, and Messrs. Wilson and Kalmbach are entitled to 24 months of benefits. See "Description of Certain Employment Agreements and Changes of Employment Arrangements." A participant entitled to Executive Severance Plan benefits is also entitled to continuation of certain basic life and medical insurance coverage. If a change of control occurs after July 25, 1991, an employee who either becomes entitled to salary and benefit continuation pursuant to the Executive Severance Plan after such change of control or who was receiving benefits pursuant to the Executive Severance Plan on the date of such change of control is entitled to receive in a lump sum any cash benefits which he is entitled to receive or which remain to be paid as of the change of control. The cash benefits will be discounted at the rate of 8% per annum if paid in a lump sum. Assuming that Messrs. Whitmire, Krips, Peabody, Wilson and Kalmbach were entitled to receive payments as of December 31, 1996, such payments would total $2,605,943, $1,240,213, $1,186,624, $778,835 and $696,852,
respectively.

     The Company may generally terminate the Executive Severance Plan, but no termination of the Plan is permitted prior to the later of March 31, 1999, or 24 months after a change of control. In addition, no termination may adversely affect the rights of participants already receiving benefits at the time of termination. Benefits may be reduced, eliminated or deferred in order to prevent application of the "golden parachute" provisions of the Code, if such provisions would result in a net after-tax financial detriment to the participant if the benefits were paid in full to the participant. Such reduction, elimination or deferral will not apply if a participant is provided with a "golden parachute" tax gross-up. There currently are no participants with a "golden parachute" tax gross-up right.

DESCRIPTION OF CERTAIN EMPLOYMENT AGREEMENTS AND CHANGES OF EMPLOYMENT ARRANGEMENTS

     In connection with Mr. Whitmire's appointment in January 1996 as Chairman of the Board and Chief Executive Officer, the Company provided an annual base salary of $600,000 for 1996 and eligibility for an annual cash bonus target award under the Company's Incentive Compensation Plan of 65% of his base salary, as well as certain other compensation and benefits, including coverage under the Executive Severance Plan. See "Report of the Organization and Compensation Committee and the Section 16 Committee of the Board of Directors on Executive Compensation -- Chief Executive Officer Compensation."

     In connection with the 1985 Stock Acquisition by affiliates of KKR of approximately 50% of the Company's stock from Allied, the Company summarized in letter agreements its existing understandings with certain officers, including the executive officers named in the Summary Compensation Table, except Mr. Whitmire, regarding compensation and benefits. In all cases, these letter agreements provide for employment at will, which may be terminated by the Company or such officers at any time, with or without cause. The compensation and benefits summarized in the letter agreements are consistent with the Compensation and Benefits Agreement among the Company, Allied and affiliates of KKR (the "Compensation and Benefits Agreement"), which was executed in connection with the 1985 Stock Acquisition, in part as an inducement for employees to continue employment with the Company. Such letter agreements have not been formally amended since the original date of the agreements to reflect changes made in benefits resulting from promotions and increased or changed job responsibilities.

     Currently, each of Messrs. Whitmire, Krips, Peabody, Wilson and Kalmbach has an annual incentive compensation (bonus), as determined by the Compensation Committee, and each is covered by the Executive Severance Plan (with 36, 36, 36, 24 and 24 months of benefits, respectively), 1985 and 1992 Stock Option Plans (other than Mr. Whitmire), 1994 Incentive Plan, Pension Plan, Savings Plan, Supplemental Savings Plan and supplemental executive retirement plans. See "Report of the Organization and Compensation Committee and the Section 16 Committee of the Board of Directors on Executive Compensation."

                         STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return (change in year-end stock price plus reinvested dividends) on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index and the Dow Jones Secondary Oil Industry Index for the period of five years ended December 31, 1996.

VALUE OF INVESTMENT ($)

                                                                              DOW JONES
         MEASUREMENT PERIOD                                                   SECONDARY
        (FISCAL YEAR COVERED)            UNION TEXAS         S&P 500             OIL
1991                                         100               100               100
1992                                        93.6             107.6             100.7
1993                                       102.6             118.5             111.7
1994                                       105.6             120.0             108.2
1995                                        99.7             165.1             122.2
1996                                       116.3             201.5             154.2

Assumes $100 invested December 31, 1991, in the Company's Common Stock, S&P 500 Stock Index and Dow Jones Secondary Oil Industry Index (dividends reinvested).

     The Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this graph by reference, and shall not otherwise be deemed filed under such Acts.

     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE AND THE SECTION 16 COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

COMPENSATION PROGRAM

     The Company's compensation program for all executives, including the executive officers named in the Summary Compensation Table, is administered by the Compensation Committee and the Section 16 Committee of the Company's Board. The Compensation Committee currently consists of three members, all of whom are non-employee directors and two of whom are affiliated with the KKR Partnerships, which collectively own approximately 25% of the Company's Common Stock. The
Section 16 Committee currently consists of two members, both of whom are non-employee directors as defined under the Exchange Act and approves grants of options, stock, stock appreciation rights and other types of awards to Section 16 Officers. Set forth below is a report collectively submitted by the Compensation Committee and the Section 16 Committee (collectively the "Committees" and individually a "Committee") addressing the Company's executive compensation programs for 1996.

     The Company's executive compensation program is designed to attract, motivate and retain executives critical to the long-term success of the Company. An important consideration in this philosophy is to relate the interests of the executive officers with those of the stockholders. In connection with this philosophy, the compensation package of the executive employees of the Company consists of four components: a base salary, an annual incentive, long-term incentives in the form of stock options, and savings programs. Further, the Company's 1994 Incentive Plan is intended to continue the alignment between executives' compensation and stockholder wealth creation. The Committees annually review the Company's executive compensation program on the basis of information provided by the Company, as well as studies, data and reports provided by independent consultants. Each component of the executive compensation program is described below.

BASE SALARIES

     The objective of the Company's base salary program for key management positions is to provide its executives with base salary opportunities that are competitive with similar positions in companies similar in size to the Company, based on annual revenues (referred to in this report as comparable companies). In order to motivate and retain key executives critical to the long-term success of the Company, the Company has established certain practices in regard both to base salary and to the relationship of incentive bonus to predetermined performance-oriented goals for the Company. The base salaries established for 1996 for the executive officers (excluding the Chief Executive Officer) of the Company were reviewed at the January and May 1996 meetings of the Compensation Committee. In setting base salaries for fiscal 1996, the Compensation Committee reviewed compensation data for comparable companies, including a comparison of market compensation data from a December 1995 comprehensive study that included detailed market data regarding base salaries, annual incentives and long-term incentives, prepared by Towers Perrin, an independent consultant (the "Consultant Study"), and analyzed the Company's executive compensation program. The Consultant Study included data collected from nationally recognized private and published compensation surveys of energy and other industry companies of comparable size to the Company for fiscal year 1995, but did not necessarily include data from proxy statements published in 1995 for fiscal year 1994 for the companies included in the Dow Jones Secondary Oil Industry published index.

     The data obtained from the foregoing surveys is more reflective of competitive compensation among companies of similar size, based on annual revenues, than the data pertaining to companies included in the

Dow Jones Secondary Oil Industry published index for purposes of the Company's Stock Price Performance Graph, which index includes several companies that are much larger and other companies that are smaller than the Company in terms of annual revenues. The energy and other industry survey data provide more detail about actual current compensation practices and levels to the Compensation Committee than information from proxy statements published in prior years. With the data collected, the Compensation Committee's objective for 1996 was to establish the executives' salary and bonus opportunities above the market median (50th percentile) in an effort to be competitive with compensation provided to executives of the Company's competitors. The Company believes it is crucial to provide strongly competitive salaries in order to attract and retain managers who are highly talented. The specific competitive markets considered depend on the nature and level of the particular positions and the labor markets from which qualified individuals would be recruited for such positions. Base salary levels also reflect the performance of each individual employee over time. Thus, employees with higher levels of performance sustained over time will be paid correspondingly higher salaries. The Chief Executive Officer and the senior human resources executive of the Company reviewed with the Compensation Committee a proposed 1996 salary plan for the Company's executive officers (excluding the Chief Executive Officer), following which the Compensation Committee approved the proposed 1996 plan at the May 1996 meeting.

     All base salary increases for the executive officers were based on a philosophy of pay-for-performance and assessments of an individual's significant accomplishments and long-term value to the Company. In addition to reviewing the market salary data, the Compensation Committee recognized the importance of individual achievements and, accordingly, reviewed individual significant accomplishments for 1995 for each executive officer who received a salary increase as well as the timing of such increases. Such accomplishments included financial, operating and reserve acquisition results, reduction and efficiencies in operating expenses, general and administrative costs and employee benefit plan costs for the Company. The Compensation Committee took into account both qualitative and quantitative factors in making its salary compensation decisions for the executive officers (excluding the Chief Executive Officer); however, no quantitative formula was applied for weighing the importance of these factors in its decision. Base salaries for the executive officers were established at levels considered appropriate in view of the duties and scope of responsibilities of each such officer's position and were in a range generally consistent with the market median (50th percentile) of competitors.

ANNUAL INCENTIVES

     The objectives of the Company's annual incentive bonus, a pay-for-performance program under the 1994 Incentive Plan, are to motivate and reward individuals based on contributions to business results. The Compensation Committee administers the Company's incentive program, recommends to the Board the aggregate amount of incentive compensation and approves individual officer awards. The Board approves the aggregate amount of the incentive compensation awards to all participants.

     Due to the nature of the management's 1996 business objectives, which included (i) the creation of a long-term business strategy that supports the growth of the Company and subsequent restructuring of the organization into regional business units and growth teams and (ii) the review of the Company's compensation and benefit programs to ensure that these programs support the attainment of the new business strategy and provide proper alignment between interests of the employees and stockholders, the 1996 incentive compensation program was approved as discretionary in nature. Accordingly, each executive officer's bonus and therefore a significant portion of each executive officer's compensation was at risk. In recognition of a strong financial and operating performance and the response and efforts of the officers and employees in support of the Company's strategy under the new organization as well as the implementation of a new compensation program for 1997, annual incentive awards for 1996 were approved by the Compensation Committee and paid in January 1997.

     Although the annual bonus in 1996 was discretionary for the Compensation Committee, it was based upon achievement of performance-oriented indicators, 75% of which were financial measures directly related to the Company. For 1996, the corporate financial measures considered in the incentive compensation program included net income, cash flow and reserve additions, revisions or acquisitions. Financial results were measured against targets in the Company's business plan for 1996. Since the Company's financial performance exceeded the target objectives for 1996, the incentive awards were calculated on a higher percentage. The remaining portion of the awards was based on the achievement of management objectives, which are performance-oriented goals that directly support the Company's overall business objectives, which included developing long-term business growth strategies, undertaking a comprehensive review of the Company's organizational structure and compensation programs, implementing specific operational policies and plans and developing industry business relationships. The 1996 management objectives were approved by the Compensation Committee at the May 1996 meeting of the Compensation Committee. Revised 1996 management objectives for Messrs. Whitmire, Krips and Peabody were approved by the Compensation Committee at the July 1996 meeting due to implementation of the long-term business strategy of the Company. Certain of the management objectives are non-quantifiable, and thus the evaluation of the completion of these objectives is subjective in nature. The accomplishment of such management objectives, as well as the accomplishment of a significant number of additional other objectives, was evaluated by the Chief Executive Officer. The results of this evaluation were reflected in a recommended award for each key employee, including officers.

     Under this incentive program for 1996, annual bonus targets as a percentage of salary ranged from 40% to 45% for each of the executive officers named in the Summary Compensation Table, excluding the Chief Executive Officer. See "Chief Executive Officer Compensation" below. The executive officers received a bonus on the basis of target percentage award levels established at the time of hiring, which may be increased in connection with promotions and increased job responsibilities. Based on the Consultant Study provided to the Compensation Committee, these target awards were generally competitive with the market median rates described in the Consultant Study. In certain cases, an award to a key employee, including an officer, was adjusted upward or downward by senior management, generally no more than 20% in either direction, to allow senior management discretion in rewarding performance. These adjustments were subject to approval by the Chief Executive Officer, and with respect to adjustments to awards for officers, approval by the Compensation Committee. The Chief Executive Officer of the Company reviewed all of the calculated awards for key salaried employees, including officers, adjusted such awards as he deemed appropriate and reviewed with the Compensation Committee at the January 1997 meeting a list of recommended awards for all officers of the Company. Although the awards to executive officers were discretionary in 1996, such awards were above target because the Company exceeded its financial target objectives in 1996.

LONG-TERM INCENTIVES

     Another important consideration in the compensation philosophy of the Company is to align the interests of the directors, key executive officers and employees with the long-term interests of the stockholders of the Company. The 1994 Incentive Plan provides authority for the Committees to use a range of long-term incentive awards in various forms as part of the Company's overall compensation program. In connection with this philosophy, the Company historically has attempted to periodically award its employees with stock options whose value depends upon an increase in the value of the Common Stock of the Company. The use of stock options is an integral part of the entire compensation package of the employees of the Company, which also serves as a pay-for-performance plan. Through providing the executives an opportunity for stock ownership, stock options reward executives, on the basis of the Company's future performance reflected in increased stock price, for long-term service to the Company and for enhancing shareholder value. See "Election of Directors -- Director Compensation."

     On October 24, 1996, the Committees granted a total of 1,027,300 stock options pursuant to the 1994 Incentive Plan, which plan was previously approved by the stockholders. Options were received by all U.S.-based employees, including the named executive officers as described in the Summary Compensation Table and the Option/SAR Grants in 1996 Table. The option exercise price is equal to the fair market value of the stock on October 24, 1996, the date of the grants. The 1996 option grants vest at a rate of 25% per year beginning one year after the grant date.

     The Committees' overall stock option grant guidelines for key management were generally to position grants above the market median (50th percentile) of the competitors, in accordance with the Company's salary and bonus objectives. A history of stock options granted to officers from 1985 to such October 1996 meeting was provided. The 1996 stock option grants to officers were made on the same basis as approved in 1995, at equivalent levels as the prior year's awards. The number of shares subject to option grants varied based on job grade classification. The 1996 stock option grants were at the market 65th percentile. The Committees periodically grant stock options to provide continuing incentives for individuals to enhance the value of the Company and to remain with the Company and thereby receive value from such compensation. Accordingly, the long-term stock options are granted to vest over time without regard to the number of options held currently by each executive officer on the date of grant. By working to increase the Company's stock value, one of the Company's performance goals is met, and the executives and employees are likewise compensated through increased option value.

OTHER COMPENSATION PROGRAMS AND POLICIES

     Another aspect of the Company's compensation package is to encourage employees to save for the future through the Savings Plan. The Savings Plan permits most regular salaried employees of the Company to contribute a percentage of their annual base salary to the Savings Plan on a before-tax basis. A participant's contributions to the Savings Plan are matched by the Company. Generally, the Company's basic matching contribution is an amount equal to 100% of the first 8% of the participant's annual base salary contributed to the Savings Plan, which 8% is referred to as the participant's basic contribution. To encourage alignment of the employees' and stockholders' long-term financial interests, all of the Company's contributions to the Savings Plan are invested in the Company's Common Stock, and participants may elect to invest their contributions in six investment funds, including the one invested in the Company's Common Stock. The Code places certain maximum limitations on the amount of contributions which otherwise could be contributed to the Savings Plan. Highly compensated participants limited by such provisions, which include all of the executive officers, may contribute to the Supplemental Savings Plan and have their contributions matched by the Company in cash in accordance with the terms of the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded, and benefits are paid from the general assets of the Company. Company contributions to the Supplemental Savings Plan in 1996 were $176,130.92, and 1996 contributions of $176,130.92 were made by the participants. See the Summary Compensation Table for information with respect to each named executive officer.

     The Company has certain broad-based employee benefit plans in which all employees, including the executives, participate, such as life and health insurance plans, the relocation program and the Company's Matching Gifts Program, under which program the Company currently will match a maximum of $10,000 of gifts to eligible institutions per participant per year. Also, the executives of the Company are provided director and officer insurance coverage. The incremental cost to the Company of the executives' benefits provided under these plans is not material to the Company. For employee participants (which include all of the executive officers) whose benefits under the Savings Plan or Pension Plan are reduced or restricted due to tax law limits, the Company has applicable excess supplemental benefit plans. Benefits under these plans are not directly or indirectly tied to Company performance.

     Section 162(m) of the Code limits the tax deduction that the Company may take with respect to the compensation of certain executive officers, unless the compensation is "performance based" as defined in the Code. The Company's 1996 executive compensation, other than with respect to the Chief Executive Officer, was within the provisions for the $1 million deductibility cap set forth in
Section 162(m) of the Code. Stock options granted under the 1992 Stock Option Plan and the 1994 Incentive Plan are intended to qualify for exemption from the cap. To the extent a committee has discretion in its decision making that is not permissible under the Code, certain awards such as annual incentive bonuses will not meet the requirement of deductibility under the Code. The Committees intend to continue to monitor developments under the tax law and consider actions that may be taken in the future that would enable any compensation in excess of $1 million paid to its executives who are "covered persons" under the provisions of
Section 162(m), which generally includes the Chief Executive Officer and the four other most highly compensated executive officers of the Company who are officers on the last day of the tax year, to be deductible. However, awards that are not intended to qualify under Section 162(m) will be paid without regard to the limitation on deductibility thereunder.

1997 COMPENSATION PROGRAM

     In connection with a comprehensive review by management during 1996 of the Company's compensation program for all employees, the Compensation Committee approved a new compensation program for 1997, which places more emphasis on variable performance-based pay that is tied directly to the results of the Company. The new program continues to strengthen the alignment between compensation and stockholder wealth creation.

     The new program is composed of four elements: a base salary, an annual incentive, long-term incentives in the form of stock options, and a comprehensive benefits program. The goal of the new program for all employees, including executive officers, is to establish base salaries at the market median and bonus opportunities at the 65th percentile. All employees will now participate in the Company's annual incentive compensation plan, which will be based entirely on the Company meeting its financial and strategic objectives as approved by the Compensation Committee. Individual personal objectives for executive officers and other key management personnel have been eliminated. Specific award opportunities will vary depending on the Company's performance level and the individual's salary grade. In addition, each employee's award, including for executive officers, can be adjusted up or down by as much as 25% depending on individual performance to allow management discretion in rewarding performance.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In accordance with the discussion above of the Company's philosophy for executive compensation, a significant portion of the compensation for the Chief Executive Officer is based upon the Company's performance.

     On January 9, 1996, after an extensive search for a qualified individual to assume the significant responsibilities of Chief Executive Officer, Mr. Whitmire assumed those responsibilities. Based on compensation data for comparable companies historically provided to the Company and the Compensation Committee, as well as the Consultant Study, Mr. Whitmire was provided an annual base salary of $600,000 for 1996 and an annual cash bonus target award under the Company's incentive compensation program of 65% of his base salary. On January 9, 1996 and October 24, 1996, Mr. Whitmire was granted options to purchase 225,000 and 120,000 shares of Common Stock at $19.3125 and $21.4375 per share, respectively, under the 1994 Incentive Plan. During February 1996, the Company purchased Mr. Whitmire's home in Bartlesville, Oklahoma, at its appraised value of $388,000 and paid him a $170,000 special relocation payment to reimburse him for the loss on the sale of his residence in order for him to move to Houston, Texas, to commence employment with the Company. Pursuant to the Company's relocation program, Mr. Whitmire was reimbursed for all of his moving expenses. To ensure that Mr. Whitmire receives compensation for any loss of total pension benefit as a result of his early retirement from Phillips, the Compensation Committee at its January 1997 meeting approved an amendment to the Company's Supplemental Retirement Plan II to allow Mr. Whitmire to participate in the plan to provide this special supplemental benefit. Mr. Whitmire also was entitled to a payment of employer matching contributions at the end of 1996 determined as if Mr. Whitmire had been a participant in the Company's Supplemental Savings Plan throughout 1996. See "Summary Compensation Table." On January 31, 1996, Mr. Whitmire, through his personal rollover contribution to the Company's Savings Plan, acquired 27,302 shares of Common Stock in the Savings Plan at an average price per share of $18.25.

     Mr. Whitmire's discretionary annual incentive bonus for 1996 was $565,500, which approximated 49.1% of his combined bonus and salary compensation for 1996. His annual incentive compensation was based on the achievement of financial and personal objectives by the Company and management, respectively, as described above. The Compensation Committee established the management objectives, including for Mr. Whitmire, in May 1996, which were revised in July 1996 due to the implementation of the long-term business strategy of the Company. In 1996, Mr. Whitmire's bonus was based on financial measures directly related to net income, cash flow and reserve additions, revisions or acquisitions. The remaining portion of the incentive target award was based on management objectives, which objectives were substantially met by Mr. Whitmire and management in 1996. These management objectives included the development and implementation of a multi-faceted long-term growth plan for the Company, the restructuring of the organization of the Company in order to implement the growth plan and a comprehensive review and redesign of the Company's compensation program to support the growth plan. The Compensation Committee evaluated the attainment of Mr. Whitmire's and management's objectives, as well as the accomplishment of a significant number of other objectives and approved Mr. Whitmire's 1996 discretionary bonus. His 1996 award was above target because the Company exceeded its financial target objectives in 1996. Also, Mr. Whitmire participated in the Supplemental Savings Plan as reflected in the Summary Compensation Table. Mr. Whitmire's compensation in excess of $1 million for 1996 did not qualify for deductibility under the provisions of Section 162(m) of the Code. Since the Compensation Committee applied discretion to its decision making for 1996 awards that is not permissible under the Code, its annual incentive bonus to Mr. Whitmire did not and was not intended to meet the requirements for deductibility under the Code. The Compensation Committee believes the payment of the annual incentive bonus was in the best interests of the Company. Although the excess amount was not deductible, it was not material.

     The report of the Committees shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     Organization and Compensation Committee:

         Edward A. Gilhuly
         Michael W. Michelson
         Richard R. Shinn

     Section 16 Committee:

         Glenn A. Cox
         Richard R. Shinn

February 28, 1997

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Two of the current members of the Compensation Committee, Mr. Michelson and Mr. Gilhuly, are affiliates of KKR and the KKR Partnerships. The KKR Partnerships collectively own approximately 25.7% of the Company's outstanding Common Stock. In connection with the 1985 Stock Acquisition, the Company agreed to pay each of KKR and Allied a fee for financial advisory services of $250,000 per year, increasing at a compounded rate of 10% per annum. The Company is obligated to continue to pay this annual advisory service fee to KKR until KKR or its affiliates own less than 20% of the number of shares of Common Stock outstanding. During 1996, KKR was paid $680,857 for such financial advisory services pursuant to this Consulting Agreement. See "Voting Securities and Certain Beneficial Owners."

                             STOCKHOLDER PROPOSALS

     To be considered for inclusion in the Company's Proxy Statement relating to the 1998 Annual Meeting of Stockholders, a stockholder proposal must be received in proper form at the Company's principal executive office no later than November 24, 1997, and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act. See "Election of Directors" and the Company's Bylaws for notice procedures to recommend a person for nomination as a director and to propose business to be considered by the stockholders at a meeting, including one that is not the subject of a proposal timely submitted for inclusion in the Company's proxy statement.

                 ANNUAL REPORT AND INFORMATION FOR STOCKHOLDERS

     The annual report to stockholders, including consolidated financial statements, accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. THE COMPANY WILL FURNISH WITHOUT CHARGE AN ADDITIONAL COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, INCLUDING FINANCIAL STATEMENTS BUT WITHOUT EXHIBITS, TO EACH PERSON WHOSE VOTE IS SOLICITED BY THIS PROXY STATEMENT, UPON WRITTEN REQUEST TO JOHN M. ZIMMERMAN, VICE PRESIDENT -- INVESTOR RELATIONS, UNION TEXAS PETROLEUM HOLDINGS, INC., 1330 POST OAK BLVD., HOUSTON, TEXAS 77056. Upon the payment of the Company's reasonable expense of furnishing the exhibit requested, the Company, upon request, will furnish any exhibit to the Form 10-K to any person whose vote is solicited by this Proxy Statement.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4 and 5) of Common Stock and other equity securities of the Company with the SEC and the New York Stock Exchange. Officers, directors and greater-than-10% beneficial holders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

     To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and, if applicable, written representations from certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with except that an inadvertent late report was filed on Form 4 for Harry L. Wheat, a former officer of the Company, with respect to one transaction that occurred after his retirement when he was no longer an officer of the Company.

                                            By Order of the Board of Directors

                                            /s/ AMY J. WATKINS

                                            AMY J. WATKINS
                                            Secretary

Houston, Texas
March 24, 1997

[UNION TEXAS PETROLEUM         UNION TEXAS PETROLEUM HOLDINGS, INC.
HOLDINGS, INC. LOGO]


                                                   [printed on recycled paper]

P                           UNION TEXAS PETROLEUM HOLDINGS, INC.

R                    PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF THE COMPANY FOR ANNUAL MEETING MAY 9, 1997
O
                            The undersigned hereby constitutes and appoints
X John L. Whitmire, Larry D. Kalmbach and Amy J. Watkins, and each of them, his true and lawful agents and proxies with full power
Y of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of UNION TEXAS PETROLEUM HOLDINGS, INC. to be held at the office of the Company, 1330 Post Oak Blvd., Houston, Texas on Friday, May 9, 1997, and at any adjournments thereof, on all matters coming before said meeting.

                              Election of Directors. Nominees:

                              Glenn A. Cox, Edward A. Gilhuly, James H.
              Greene, Jr., Henry R. Kravis, Michael W. Michelson, Stanley P. Porter, George R. Roberts, Richard R. Shinn, Sellers Stough, John L. Whitmire, James D. Woods.

                            YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY
              MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                            THIS CARD ALSO REPRESENTS VOTING INSTRUCTIONS FOR
              SHARES HELD FOR THE BENEFIT OF COMPANY EMPLOYEES IN THE UNION TEXAS PETROLEUM SAVINGS PLAN FOR SALARIED EMPLOYEES.




                                                                    -----------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                    -----------

[ X ]  PLEASE MARK YOUR                                                |
       VOTES AS IN THIS                                                |    2855
       EXAMPLE.                                                        -------


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Election of Directors.               FOR       WITHHELD
   (see reverse)                        [ ]         [ ]

For, except vote withheld from
the following nominee(s):

___________________________________


2. Approval of independent              FOR       AGAINST      ABSTAIN
   accountants.                         [ ]         [ ]          [ ]

Please mark this box if you will        [ ]
personally be attending the meeting




                                        Note: Please sign exactly as your name
                                        appears on this card. Joint owners
                                        should each sign personally. Corporation proxies should be signed by an authorized officer. Executors, administrators, trustees, etc. should so indicate when signing.

                                        ________________________________________

                                        ________________________________________
                                        SIGNATURE(S)                        DATE

--------------------------------------------------------------------------------

                            --  FOLD AND DETACH HERE --



UNION TEXAS PETROLEUM HOLDINGS, INC.

March 24, 1997


To our Stockholders:

Our 1997 Annual Meeting of Stockholders is scheduled to be held at 10:00 a.m. on May 9, 1997 at the Company's offices in Houston. In addition to voting on the matters contained in the enclosed Notice and Proxy Statement, I will report on the Company's progress throughout 1996 and on our growth strategy to enhance stockholder value as we go forward in 1997 and beyond.

To ensure your vote is counted, please promptly return your completed proxy card. On behalf of the Board of Directors and all of the employees of Union Texas, we thank you for taking the time to vote your shares and hope you will be able to attend the meeting.

Sincerely,

JOHN WHITMIRE

John Whitmire
Chairman of the Board and
Chief Executive Officer